Exhibit 23.1

Consent of Cravath, Swaine & Moore LLP

We consent to the use of our opinion dated December 13, 2007, addressed to Citigroup Global Markets Inc. and Morgan Stanley & Co. Incorporated as Representatives of the several Underwriters, Standard & Poor’s Ratings Services and Moody’s Investor Service, Inc., for filing with the Current Report on Form 8-K of CSX Corporation to be filed in connection with the issuance of $380,821,000 aggregate principal amount of CSX Transportation, Inc.'s 6.251% Secured Equipment Notes due 2023.

/s/ Cravath, Swaine & Moore LLP
Cravath, Swaine & Moore LLP

New York, New York
December 14, 2007